Exhibit 10.2

Certain portions of this dcoument have been omitted pursuant to a request for Confidential Treatment and, where applicable, have been marked with “[***]” to indicate where omissions have been made.  The confidential material has been filed separately with the Securities and Exchange Commission.

THIRD AMENDMENT TO
LIMITED LIABILITY COMPANY AGREEMENT OF

VIVINT SOLAR MIA PROJECT COMPANY, LLC

This THIRD AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF VIVINT SOLAR MIA PROJECT COMPANY, LLC (this “Third Amendment”) is dated as of April 15, 2015 by and between Vivint Solar Mia Manager, LLC, a Delaware limited liability company (“Sponsor Sub”), and Blackstone Holdings I, L.P., a Delaware limited partnership (“Investor”).

RECITALS

WHEREAS, Sponsor Sub and Investor are each a party to that certain Limited Liability Company Agreement of Vivint Solar Mia Project Company, LLC dated as of July 16, 2013, as amended by the First Amendment to Limited Liability Company Agreement dated September 12, 2013 and effective as of August 5, 2013 and the Second Amendment to Limited Liability Company Agreement dated August 31, 2013 (the “Agreement”).  Initially capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

WHEREAS, the Members desire to amend the Agreement as set forth herein to modify certain provisions within the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1.	The following defined terms in Section 1.1 of the Agreement are hereby deleted in their entirety and the following new definitions are inserted in their stead, to read as follows:

“Adjusted Capital Account” means, with respect to any Member, the Capital Account of such Member (a) increased by any amounts which such Member is obligated to restore pursuant to Section 10.5 of this Agreement or is deemed obligated to restore, calculated as described in the next to last sentence of Treasury Regulations Section 1.704-2(g)(1) and the next to last sentence of Treasury Regulations Section 1.704-2(i)(5) and (b) decreased by such Member’s share of the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Distribution Date” means the date which is ten (10) days after the last Business Day of any calendar quarter (or if such day is not a

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Business Day, the next Business Day).

“Internal Rate of Return” means the discount rate that causes “A” to equal “B” in present-value terms where “A” is the sum of the present values as of the first Purchase Date for the first Tranche purchased under the Master EPC Agreement, calculated on a quarterly basis, of (a) the Tax Credits allocated to the Class A Member, and (b) the tax savings from deductions and losses that the Class A Member is allocated, and (c) cash that is distributed to the Class A Members), and (d) any indemnity payments by the Class B Member to the Class A Member that substitute for amounts in clauses (a), (b) and (c), and where “B” is the sum of the present values as of the first Purchase Date for the first Tranche purchased under the Master EPC Agreement, calculated on a quarterly basis, of (f) the Capital Contributions that the Class A Member makes to the Company, and (g) the tax detriment from any taxable income or gain allocated to the Class A Member, and (h) any payment made by the Class A Member to any tax authority after and solely as a result of an audit with respect to any Project or the Company (other than in connection with the incorrectness of a Fixed Tax Assumption, unless such Fixed Tax Assumption is incorrect due to breach of a representation or covenant by Sponsor, any Class B Member, Managing Member or any of their Affiliates in the Transaction Documents).  The tax savings and tax detriment will be calculated assuming the accuracy of the Fixed Tax Assumptions.

“Investor Indemnified Costs” means, with respect to any Investor Indemnified Party, subject to ARTICLE IX, any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and reasonable expenses (including (i) court costs and reasonable attorneys’ fees and expenses of one law firm for all Investor Indemnified Parties plus one law firm of local counsel where any relevant Project is located and (ii) any recapture or disallowance of, or inability to claim, the Tax Credits assumed in the Base Case Model) incurred by such Investor Indemnified Parties resulting from or relating to (a) any breach or default by the Class B Member of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document, (b) any claim for fraud, gross negligence or willful misconduct on the part of the Class B Member relating to this Agreement or any other Transaction Document or (c) any Tax detriment as a result of or in connection with any Class A Member’s deficit Capital Account balance or restoration obligation at the time of the exercise of the Purchase Option (or as a result of or in connection with the transfer, assumption, reduction or elimination of such deficit Capital Account balance or restoration obligation in connection with the

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

exercise of the Purchase Option).

“Prohibited Transferee” means any Person which is, or whose Affiliate is: (i) adverse in any pending or threatened action involving any Member (or Affiliate thereof) or the Company (unless the Members, excluding the transferor, have consented to such transferee), provided, that this clause (i) shall not apply with respect to any Permitted Transfer; (ii) a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control; or (iii) during the Recapture Period, a Tax Exempt Entity.

“Target Internal Rate of Return” means an after-tax Internal Rate of Return of [***]%.

2.	Section 3.7 is hereby deleted in its entirety and the following inserted in its stead, to read as follows:

Section 3.7.No Liability for Deficits.

Except to the extent expressly provided in Section 10.5 hereof, and as otherwise provided by law with respect to third-party creditors of the Company, none of the Members will be liable to the Company for any deficit in its Capital Account, nor will such deficits be deemed assets of the Company.

3.	Section 4.1(d) is hereby deleted in its entirety and the following inserted in its stead, to read as follows:

(d)The Members will have no obligation to make any Capital Contributions other than as described in this Section 4.1 and Section 10.5.  All Capital Contributions required to be made under Section 4.1(a) and Section 4.1(b) will be made no later than when the Company is required to make payments under the Master EPC Agreement.

4.	Section 5.1(b)(ii) is hereby deleted in its entirety and the following inserted in its stead, to read as follows:

(ii)second, of the remaining Net Income, Net Loss, and items of income, gain, loss, deduction and credit, 5% to the Class A Members and 95% to the Class B Members; provided, however, that if there is a deficit Capital Account balance of any Class A Member following the Flip Date, items of income and gain shall be allocated to such Class A Member in the largest amount possible (but not more than 99% of any such item) and items of loss and deductions (but not more than 95% of any such item) shall be allocated to the Class B Members to the extent necessary in order to

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

eliminate such deficit balance as quickly as possible. Losses or deductions that a Member cannot be allocated by reason of this Section 5.1(b)(ii) will be allocated to the other Members.

5.	Section 5.3(e) is hereby renumbered to be Section 5.3(f) and a new Section 5.3(e) is hereby added, as follows:

(e)Upon a sale, transfer or other disposition of an Asset that constitutes “capital gain property” within the meaning of Treasury Regulations Section 1.755-1(a)(1), then any item of gain resulting from such sale, transfer or other disposition shall be allocated 100% to the Member who received the proceeds of such sale, transfer or other disposition. For the avoidance of doubt, gain for purposes of this Section 5.3(e) shall not include any gain for which Code Sections 1245(a)(1) or 1250(a) would apply.

6.	Section 7.1(a)(ii) is hereby deleted in its entirety and the following inserted in its stead, to read as follows:

(ii)on each Distribution Date, a written report calculating the distributions for such Distribution Date;

7.	Section 7.5(b)(v) is hereby deleted in its entirety and the following inserted in its stead, to read as follows:

(v)for taxable years beginning on or after January 1, 2015, to elect out of any “bonus depreciation” otherwise available under Section 168(k) of the Code; provided, that if 50% bonus depreciation is extended, the Members will negotiate in good faith regarding whether to not elect out of such 50% bonus depreciation; and

8.	Section 9.2(e) is hereby deleted in its entirety and the following inserted in its stead, to read as follows:

(e)In the case of a Transfer during the Recapture Period, the Transfer will not cause (i) the Company to terminate under Section 708(b)(1)(B) of the Code, unless the transferor, the transferee or another Person reasonably acceptable to the other Members has indemnified such other Members against any adverse tax effects in a manner acceptable to the other Members (including with respect to the creditworthiness of the indemnifying Person); (ii) the restrictions on use of Company losses in Section 470 of the Code to apply to the Company or the Members; (iii) the assets of the Company to turn wholly or partly into “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iv) the assets of the Company to become subject wholly or partly to the alternative depreciation system in Section 168(g) of the Code;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

9.	Section 9.3 is hereby deleted in its entirety and the following inserted in its stead, to read as follows:

Section 9.3.Certain Permitted Transfers.

Except as otherwise provided in this Section 9.3, notwithstanding Section 9.2, the following Transfers (the “Permitted Transfers”) may be made at any time and from time to time, without restriction and without notice to, approval of, filing with, consent by, or other action of or by, any Member or other Person:

(a)The grant of any security interest in any Membership Interest pursuant to any pledge or security agreement any Member may enter into with lenders none of which is an Affiliate of such Member; provided, however, that the requirements in Section 9.2(d), Section 9.2(e), Section 9.2(f), Section 9.2(h) and Section 9.2(i) shall be satisfied in respect of any such grant of a security interest;

(b)Any Transfer in connection with any foreclosure or other exercise of remedies in respect of any Membership Interest subject to a security interest referred to in Section 9.3(a); provided, however, that the requirements in Sections 9.2(b) through 9.2(f), Section 9.2(h) and Section 9.2(i) shall be satisfied in respect of any such Transfer (a “Permitted Foreclosure”);

(c)Any Transfer to a non-Member Affiliate in accordance with Section 9.4; provided, however, that the requirements in Sections 9.2(b) through 9.2(f), Section 9.2(h) and Section 9.2(i) shall be satisfied in respect of any such Transfer;

(d)A sale of Class A Membership Interests pursuant to Section 9.4 of this Agreement;

(e)Any Transfer of a Class A Membership Interest by Investor after the Recapture Period; provided, that the requirements in Section 9.2(a) through Section 9.2(d) and in Section 9.2(f) through Section 9.2(h) shall be satisfied; and

(f)Any Change of Member Control; provided, that the requirements in Sections 9.2(d) through 9.2(f), Section 9.2(h) and Section 9.2(i) shall be satisfied.

No Permitted Transfer shall release the transferring Member from any liabilities to the Company or the other Members arising prior to or in connection with such Permitted Transfer.  In the case of a Permitted Foreclosure of the Membership Interest of Sponsor Sub

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

pursuant to which Sponsor Sub ceases to be the Managing Member, Class A Member agrees that (i) it shall look only to Sponsor Sub for the performance of the Managing Member’s obligations hereunder until such time as a Person shall have succeeded Sponsor Sub as the Managing Member, and (ii) Sponsor Sub shall be solely liable (and the transferee pursuant to such Permitted Foreclosure shall have no liability) for any and all of Sponsor Sub’s obligations and liabilities (including indemnification obligations) incurred or arising prior to the date of such Permitted Foreclosure, regardless of whether a claim is brought in respect of such obligations and liabilities on, prior to or after the date of such Permitted Foreclosure.

10.	A new Section 10.5 is hereby added, as follows:

Section 10.5.Deficit Capital Accounts.

(a)Except as expressly provided in this Section 10.5, no Member shall be obligated to contribute cash to restore a deficit in its Capital Account balance.

(b)In the event a Class A Member’s interests in the Company are “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), if the Class A Member has a deficit Capital Account balance, calculated in each case without regard to the Class A Member’s obligation pursuant to this Section 10.5(b) (provided, that to the extent disregarding such obligation in calculating such amount is inconsistent with Law, the Class A Member’s obligation pursuant to this Section 10.5(b) shall be taken into account in such calculation), then the Class A Member shall be obligated to pay to the Company cash in an amount equal to such deficit balance by the end of the Taxable Year during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation; provided, however, that the restoration obligation of the Class A Member shall not be more than fifty percent (50%) of the sum of the Class A Member’s prior Capital Contributions.  Notwithstanding the foregoing, if at the end of the taxable year that includes the Flip Date and any subsequent taxable year (i) any Class A Member’s Capital Account balance is negative and the absolute value of such balance is less than such Class A Member’s restoration obligation at such time, then such Class A Member’s restoration obligation shall be reduced in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) to equal such absolute value of such balance, and (ii) any Class A Member’s Capital Account balance is zero or positive, but such Class A Member has a restoration obligation, then such restoration obligation shall be eliminated in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f).

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

11.	Miscellaneous.
a.

Ratification of Agreement.  All other terms and conditions of the Agreement remain in full force and effect unless amended by the foregoing changes or any additional amendments made in a writing executed by all of the parties hereto.  In the event of a conflict or ambiguity between this Third Amendment and the Agreement, this Third Amendment will control.

b.

Burden and Benefit.  The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the respective parties hereto.

c.

Governing Law.  This Third Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Third Amendment to the law of another jurisdiction.

d.

Counterparts.  This Third Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

e.

Separability of Provisions.  Each provision of this Third Amendment shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Third Amendment is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Third Amendment which are valid.  The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Third Amendment without such invalid or illegal provision would be to cause any party to this Third Amendment to lose the benefit of its economic bargain.

f.

Entire Agreement.  This Third Amendment, the Agreement and the documents referred to herein and therein (including the schedules and exhibits attached hereto and thereto) set forth all (and are intended by all parties to be an integration of all) of the representations, promises, agreements and understandings among the parties hereto with respect to the subject matter herein and therein, and there are no representations, promises, agreements or understandings, oral or written, express or implied, among them other than as set forth or incorporated herein or therein.

g.

Costs, Expenses, Fees.  Each of the Members shall be responsible for its own costs and expenses in connection with this Third Amendment; provided, that Sponsor Sub shall reimburse Investor for any reasonable out-of-pocket transaction costs and expenses (including legal fees) actually incurred by Investor in connection with this Third Amendment and related amendments to and reaffirmations of the Transaction Documents.

[signature page follows]

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Members have set their signatures to this Third Amendment to Limited Liability Company Agreement of Vivint Solar Mia Project Company, LLC as of the date first written above.

INVESTOR:

BLACKSTONE HOLDINGS I L.P.

a Delaware limited partnership

By:    Blackstone Holdings I/II GP Inc.,

          its General Partner

By:  /s/ Laurence A Tosi
Name: Laurence A. Tosi
Title:  Chief Financial Officer

SPONSOR SUB:

VIVINT SOLAR MIA MANAGER, LLC,

a Delaware limited liability company

By:  /s/ Thomas Plagemann
Name: Thomas Plagemann
Title:  Executive Vice President of Capital Markets

Signature Page to Third Amendment to Limited Liability Company Agreement of

Vivint Solar Mia Project Company, LLC

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.